Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Fourth Quarter 2013 Revenues Increased 8 Percent to a Record $35.5 Million

Issues 2014 Financial Guidance

Fourth Quarter Highlights:

•	Earnings per share increased to $0.31 per share

•	Product revenues grew 11 percent year-over-year to $19.4 million

•	HeRO revenues grew 51 percent year-over-year to $1.7 million

•	BioGlue revenues grew 10 percent year-over-year to $14.7 million

•	Received $15.4 million for shares of Medafor common stock due to C.R. Bard’s acquisition of Medafor; potential for additional payments of up to $8.4 million

ATLANTA, GA – (February 20, 2014) – CryoLife, Inc. (NYSE: CRY), a leading medical device and tissue processing company focused on cardiac and vascular surgery, announced today its results for the fourth quarter and full year of 2013. Revenues for the fourth quarter of 2013 increased 8 percent to a fourth quarter record of $35.5 million compared to $32.8 million for the fourth quarter of 2012. Revenues for the full year of 2013 increased 7 percent to a record $140.8 million compared to $131.7 million for the full year of 2012.

Steven G. Anderson, president and chief executive officer, said, “We achieved positive fourth quarter results, with solid revenue growth for several of our key medical device products including BioGlue and the HeRO Graft. As we move into 2014, our focus will continue to be on driving growth for our higher margin medical device products. This includes the initiation of our PerClot IDE clinical trial, which will increase R&D spending for the year but position us for more robust growth and margin expansion once launched in the U.S.”

Net income for the fourth quarter of 2013 was $9.0 million, or $0.33 per basic and $0.31 per fully diluted common share, compared to net income of $2.1 million, or $0.08 per basic and $0.07 per fully diluted common share, for the fourth quarter of 2012. During the fourth quarter of 2013, the Company recorded a $12.7 million pretax gain related to the sale of Medafor common stock and a $3.2 million charge related to an impairment of the Company’s investment in ValveXchange. Excluding these and certain other items as shown in the schedules below, proforma non-GAAP fully diluted earnings per share would have been $0.08 in the fourth quarter of 2013, compared to $0.07 in the fourth quarter of 2012.

Net income for the full year of 2013 was $16.2 million, or $0.59 per basic and $0.57 per fully diluted common share, compared to net income of $7.9 million, or $0.29 per basic and $0.28 per fully diluted common share, for the full year of 2012. Excluding the $12.7 million pretax gain related to the sale of Medafor common stock and a $3.2 million charge related to an impairment of the Company’s investment in ValveXchange and certain other items as shown in the schedules below, proforma non-GAAP fully diluted earnings per share would have been $0.36 in the full year of 2013, compared to $0.37 in the full year of 2012.

Product revenues were $19.4 million for the fourth quarter of 2013, up 11 percent from $17.5 million in the fourth quarter of 2012. Product revenues were $76.2 million for the full year of 2013, up 13 percent from $67.5 million in the full year of 2012.

Surgical sealant and hemostat revenues, which consisted primarily of sales of BioGlue and PerClot, were $15.6 million for the fourth quarter of 2013 compared to $14.4 million for the fourth quarter of 2012, an increase of 8 percent. Surgical sealant and hemostat revenues were $61.5 million for the full year of 2013 compared to $56.3 million for the full year of 2012, an increase of 9 percent. The increase in surgical sealant and hemostat revenues for the fourth quarter of 2013 was due to increases in sales of BioGlue in both international and domestic markets. The increase for the full year of 2013 in surgical sealant and hemostat revenues was primarily due to an increase in BioGlue shipments into international markets, an increase in average sales prices in domestic markets, and an increase in PerClot revenues.

HeRO Graft revenues were $1.7 million for the fourth quarter of 2013 compared to $1.1 million in the fourth quarter of 2012, an increase of 51 percent. HeRO Graft revenues were $5.7 million for the full year of 2013 compared to $3.1 million for the full year of 2012. The Company acquired the HeRO Graft as part of its acquisition of Hemosphere in May 2012.

Revascularization technologies revenues were $2.1 million for the fourth quarter of 2013 compared to $2.0 million for the fourth quarter of 2012. Revascularization technologies revenues were $9.0 million for the full year of 2013 compared to $8.1 million for the full year of 2012. The increase in revascularization technologies revenues for the fourth quarter was primarily due to the sale of laser consoles, partially offset by a decrease in handpiece shipments. The increase in revascularization technologies in the full year of 2013 was primarily due to the sale of laser consoles.

Preservation services revenues were $16.1 million for the fourth quarter of 2013 compared to $15.2 million for the fourth quarter of 2012. Vascular preservation services revenues increased 6 percent for the fourth quarter of 2013 compared to the fourth quarter of 2012 due to an increase in average service fees, which increased revenues by 9 percent, partially offset by a decrease in unit shipments of vascular grafts. Cardiac preservation service revenues in the fourth quarter of 2013 increased 6 percent compared to the fourth quarter of 2012, primarily due to an increase in average service fees.

Preservation services revenues were $64.5 million for the full year of 2013 compared to $63.6 million for the full year of 2012. Vascular preservation services revenues increased 3 percent in the full year of 2013 compared to the full year of 2012, primarily due to an increase in average service fees, which increased revenues by 7 percent, partially offset by a decrease in unit shipments. Cardiac preservation service revenues in the full year of 2013 decreased 1 percent compared to the full year of 2012, primarily due to a decrease in shipments of cardiac tissues, which decreased revenues by 4 percent, partially offset by an increase in average service fees.

Total gross margins were 63 percent in the fourth quarter of 2013 compared to 64 percent in the fourth quarter of 2012. Product gross margins were 77 percent and 82 percent for the fourth quarters of 2013 and 2012, respectively. Preservation services gross margins were 46 percent and 43 percent in the fourth quarters of 2013 and 2012, respectively.

Total gross margins were 64 percent in the full year of 2013 compared to 65 percent in the full year of 2012. Product gross margins were 80 percent and 83 percent for the full year of 2013 and 2012, respectively. Preservation services gross margins were 45 percent in the full year of 2013 compared to 44 percent in the full year of 2012.

General, administrative, and marketing expenses for the fourth quarters of 2013 and 2012 were $16.7 million and $16.8 million, respectively. General, administrative, and marketing expenses for the fourth quarter of 2013 included $264,000 for the medical device excise tax, which began in 2013 as part of the Affordable Care Act. General, administrative, and marketing expenses for the fourth quarter of 2012 included $790,000 in business development and integration charges, primarily related to the acquisition of Hemosphere.

General, administrative, and marketing expenses for the full year of 2013 and 2012 were $68.1 million and $65.1 million, respectively. General, administrative, and marketing expenses for the full year of 2013 included increased sales force headcount due to the acquisition of Hemosphere in May 2012, increased marketing costs to support revenue growth, increased general and administrative costs due to added personnel, $1.1 million in business development and integration charges, and $1.0 million for the medical device excise tax. General, administrative, and marketing expenses for the full year of 2012 included $2.7 million in business development and integration charges, primarily related to the acquisition of Hemosphere.

Research and development expenses were $2.5 million and $2.1 million for the fourth quarters of 2013 and 2012, respectively. Research and development expenses were $8.5 million and $7.3 million for the full year of 2013 and 2012, respectively. Research and development spending in 2013 was focused on PerClot, tissue processing, revascularization technologies, and BioGlue and BioFoam.

During the full year of 2013, the Company purchased 253,000 shares of its common stock under the repurchase program at an average price of $6.03 per share, resulting in aggregate purchases of $1.5 million.

As of December 31, 2013, the Company had $43.0 million in cash, cash equivalents, and restricted cash and securities, compared to $18.3 million at December 31, 2012. Of this $43.0 million in cash, cash equivalents, and restricted cash and securities, $5.4 million was designated as restricted cash and securities, primarily due to a financial covenant requirement under the Company’s credit agreement. The Company’s net cash flows provided by operations were $5.5 million for the fourth quarter of 2013 compared to $8.0 million for the fourth quarter of 2012. The Company’s net cash flows provided by operations were $16.8 million for the full year of 2013 compared to $19.0 million for the full year of 2012.

The Company’s 2014 financial guidance is summarized below.

2014 Financial Guidance Summary
Total revenues	$146 million - $150 million 4% - 7% growth
Product revenues	Mid to high single digit growth
Tissue processing revenues	Low single digit % growth
R&D expenses	$11.0 million - $12.0 million
Earnings per share	$0.21 - $0.24
Income tax rate	Mid 30% range

The Company’s earnings per share guidance excludes expenses related to potential future business development and litigation, and the effect of share repurchases, which cannot currently be estimated.

The Company’s financial guidance for the full year of fiscal 2014 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m. A replay of the teleconference will be available February 20 through February 27 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415. The conference number for the replay is 13575243.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

CryoLife, Inc. is a leader in medical device manufacturing and distribution and in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries. It operates throughout the U.S. and internationally. CryoLife manufactures and distributes

BioGlue® Surgical Adhesive, an FDA approved adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in Europe for use in soft tissue repair and has received additional marketing approvals in several other countries throughout the world. CryoLife’s BioFoam® Surgical Matrix is CE marked in Europe for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical. CryoLife distributes PerClot®, an absorbable powdered hemostat, in Europe and other select international countries. CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of coronary artery disease for severe angina using a laser console system and single use, fiber-optic handpieces to perform a surgical procedure known as Transmyocardial Revascularization (TMR). CryoLife and its subsidiary Hemosphere, Inc. market the HeRO® Graft, which is a solution for end-stage renal disease in certain hemodialysis patients. CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves. CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects.

Statements made in this press release and during the accompanying earnings webcast that look forward in time or that express management’s beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include those regarding our anticipated performance, generally; growth and margin expansion for our medical device products; the initiation of the PerClot IDE clinical trial; research and development spending levels; and our expected effective income tax rate for 2014. The risks and uncertainties affecting these statements include that the success of efforts related to any of our product lines is subject to factors beyond our control, including general economic conditions, physician and patient acceptance of our products, our potential inability to maintain reimbursement approvals and maintain and expand reimbursement rates, and regulatory approvals. Competing products may be introduced into the market that may materially affect sales growth for our products. Our anticipated performance and expected effective income tax rate for the full year of fiscal 2014 are subject to the general risks associated with our business, which, in addition to those discussed above, include that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including the risk that BioGlue may be the subject of adverse developments with regard to its safety, efficacy, or reimbursement practices; our BioGlue patent has expired in the U.S. and most of the rest of the world, and competitors have obtained FDA approval for indications in which BioGlue has been used off-label and for which we cannot market BioGlue; we may not receive expanded approvals for BioGlue in Japan or approval in China and India in the timeframe anticipated or not at all, which would materially adversely affect our ability to realize our marketing strategies to grow revenues in the Asia-Pacific region; our products and tissues are subject to many significant risks; we have taken corrective actions in response to a warning letter from the FDA related to the manufacture of medical devices, and our processing, preservation, and distribution of human tissue, and the FDA may determine after its verification inspection, which, together with a quality systems inspection of the Company’s products, services, and facilities is currently underway, that our corrective actions have not adequately addressed the issues raised in the warning letter; if we have failed to adequately address the concerns raised by the FDA in the warning letter or if additional concerns result from the verification inspection or quality systems inspection, then we could be subject to additional regulatory action by the FDA, including recalls, injunctions, or legal action, and further actions required to be taken in response to such inspections could adversely affect the availability of our products and tissues and our cost structure; the HTA issued a special access variance to allow Europa to continue to import tissues into Europe under certain circumstances for critically ill patients, but this variance could be revoked at any time without further warning; the HTA also imposed certain conditions on Europa’s processing of tissues, and as a result, the Company expects to discontinue shipment of tissues into Europe after March 31, 2014, which would adversely affect our preservation services revenues; we have also received a Form 483 from the FDA related to Cardiogenesis; the Cardiogenesis Form 483 contains observations concerning labeling, complaint handling, and field actions; we have also received a Form 483 from the FDA related to Hemosphere; the Hemosphere Form 483 contains observations concerning nonconformance inspections and manufacturing, the Company’s corrective and preventive action procedures, and documentation issues; if we are unable to address the FDA’s observations in the Cardiogenesis or Hemosphere Forms 483, we may be subject to additional regulatory actions by the FDA, and actions required to be taken in response to the Cardiogenesis or Hemosphere Forms 483 could adversely affect our revenues, financial condition, profitability, and cash flows; our investment in our distribution and license and manufacturing agreements with Starch Medical, Inc. is subject to significant risks, and our ability to fully realize our investment is dependent on our ability to sell PerClot in the U.S.; we received conditional approval of our IDE for PerClot from the FDA, have refiled our IDE submission, and are engaged in follow-up discussions with the FDA; we may be unable to obtain the FDA’s approval to begin enrollment in the PerClot clinical trial in our expected timeframe, if at all; we may ultimately be unsuccessful in our clinical trials and/or may be unable to obtain FDA approval to market and distribute PerClot in the U.S. as anticipated, if at all; if we sell PerClot in the U.S., we will likely face patent infringement litigation with Bard/Medafor, which will be expensive, and if we lose, we may be prohibited from selling PerClot or may have to pay substantial royalties or damages when we sell PerClot; we may not receive approval to sell PerClot in Japan; we may not achieve expected levels of sales, gross margins, and profit with respect to PerClot within the timeframes anticipated or at all; our earnings per share guidance excludes expenses related to litigation, which cannot be currently estimated, however, management believes that the potential patent infringement litigation with Bard/Medafor could occur as early as 2014, and management believes that if it occurs, the cost will be material; we have inherited certain risks and uncertainties related to Cardiogenesis’ and Hemosphere’s businesses, including that we may be unable to maintain revenues and achieve growth in revenues from either party’s technologies; our controlled European launch of the HeRO device may not be successful; integration efforts with respect to newly acquired products may be more costly and take longer than expected; the receipt of impaired materials or supplies that do not meet our standards; the recall of materials or supplies by our vendors or suppliers or our ability to obtain materials and supplies could have a material, adverse effect on our business; ValveXchange requires additional funding, which it may not be able to secure, and as a result, our loan to ValveXchange may become uncollectible, which could have a material, adverse effect on our profitability; we continue to evaluate expansion through acquisitions, licenses, investments, and other distribution arrangements in other companies or technologies, which contain significant risks; our sales are affected by challenging domestic and international economic conditions and their constraining effect on hospital budgets; demand for our products and tissues could decrease in the future, which could have a material, adverse effect on our business; healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material, adverse effect on our business; key growth strategies may not generate the anticipated benefits; we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development; our new services and products may not achieve market acceptance; uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property or may result in our payment of significant monetary damages and/or royalty payments, negatively affecting our ability to sell current or future products, or prohibit us from enforcing our patent and other proprietary technology rights against others; our ability to receive additional payments for our Medafor common stock is subject to revenue performance conditions related to the Arista product, and the satisfaction of escrow release conditions, as to which we have no control or ability to predict; intense competition may affect our ability to operate profitably; if we are not successful in expanding our business activities in international markets, it could have a material, adverse effect on our revenues, financial condition, profitability, and cash flows; we are dependent on the availability of sufficient quantities of tissue from human donors; consolidation in the healthcare industry could continue to result in demands for price concessions, limits on the use of our products and tissues, and limitations on our ability to sell to certain of our significant market segments; the success of many of our products and tissues depends upon strong relationships with physicians; our existing insurance policies may not be sufficient, and we may be unable to obtain insurance in the future; our credit facility, which expires in October 2014, limits our ability to pursue significant acquisitions and also may limit our ability to borrow; continued fluctuation of foreign currencies relative to the U.S. dollar could materially, adversely affect our business; rapid technological change could cause our products and services to become obsolete; and we are dependent on key personnel. Our expectations regarding earnings per share for 2014 include anticipated 2014 expenses for research and development. If research and development expenses are higher than expected, our actual 2014 earnings per share would be lower than projected. To the extent that we engage in significant litigation or acquisition activities, our 2014 expenses and earnings per share could be significantly negatively affected. Share repurchases are affected by the trading price of our common stock, and we typically purchase more shares when the stock price decreases than we would at higher prices, subject to availability of cash and competing uses for our cash. As a result, changes in the stock price may affect share repurchases, ultimately affecting shares outstanding and our earnings per share calculation. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2012 and our Form 10-K for the year ended December 31, 2013, which we intend to file shortly, and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Audited)
Revenues:
Products	$19,370	$17,453	$76,194	$67,496
Preservation services	16,087	15,232	64,498	63,603
Other	—	115	71	619

Total revenues	35,457	32,800	140,763	131,718

Cost of products and preservation services:
Products	4,417	3,080	15,147	11,380
Preservation services	8,758	8,675	35,230	35,320

Total cost of products and preservation Services	13,175	11,755	50,377	46,700

Gross margin	22,282	21,045	90,386	85,018

Operating expenses:
General, administrative, and marketing	16,671	16,775	68,112	65,149
Research and development	2,478	2,065	8,454	7,257

Total operating expenses	19,149	18,840	76,566	72,406

Operating income	3,133	2,205	13,820	12,612

Interest expense	(88)	20	71	179
Interest income	(1)	(2)	(4)	(6)
Gain on sale of Medafor investment	(12,742)	—	(12,742)	—
Other than temporary investment impairment	3,229	—	3,229	340
Other (income) expense, net	(146)	(55)	(26)	47

Income before income taxes	12,881	2,242	23,292	12,052
Income tax expense	3,855	159	7,120	4,106

Net income	$9,026	$2,083	$16,172	$7,946

Income per common share:
Basic	$0.33	$0.08	$0.59	$0.29

Diluted	$0.31	$0.07	$0.57	$0.28

Dividends declared per common share	$0.028	$0.025	$0.108	$0.050

Weighted-average common shares outstanding:
Basic	27,097	26,820	26,885	26,967
Diluted	28,208	27,357	27,698	27,411

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Audited)
Products:
BioGlue and BioFoam	$14,766	$13,353	$58,004	$53,211
PerClot	808	1,009	3,494	3,078
Revascularization technologies	2,128	1,985	8,965	8,092
HeRO Graft	1,668	1,106	5,731	3,115

Total products	19,370	17,453	76,194	67,496

Preservation services:
Cardiac tissue	7,488	7,094	29,523	29,756
Vascular tissue	8,599	8,138	34,975	33,847

Total preservation services	16,087	15,232	64,498	63,603

Other	—	115	71	619

Total revenues	$35,457	$32,800	$140,763	$131,718

Revenues:
U.S.	$27,773	$25,771	$109,325	$103,804
International	7,684	7,029	31,438	27,914

Total revenues	$35,457	$32,800	$140,763	$131,718

	December 31, 2013	December 31, 2012
	(Audited)	(Audited)
Cash, cash equivalents, and restricted cash and securities	$42,993	$18,332
Total current assets	106,327	77,503
Total assets	174,683	157,156
Total current liabilities	20,722	21,430
Total liabilities	29,936	29,044
Shareholders’ equity	144,747	128,112

CRYOLIFE, INC. AND SUBSIDIARIES

Unaudited Reconciliation of

Non-GAAP Adjusted Net Income and Adjusted Income per Common Share – Diluted

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
GAAP:
Income before income taxes	$12,881	$2,242	$23,292	$12,052
Income tax expense	3,855	159	7,120	4,106

Net income	$9,026	$2,083	$16,172	$7,946

Diluted income per common share:	$0.31	$0.07	$0.57	$0.28

Diluted weighted-average common shares outstanding:	28,208	27,357	27,698	27,411

Reconciliation excluding items:
Income before income taxes, GAAP	$12,881	$2,242	$23,292	$12,052
Excluding:
Gain on sale of Medafor investment	(12,742)	—	(12,742)	—
Other than temporary investment impairment	3,229	—	3,229	340
Charges for business development and Integration	54	790	1,125	2,689

Adjusted income before income taxes, non-GAAP	3,422	3,032	14,904	15,081
Income tax expense calculated at 2013 effective tax rate of 31% for the three and twelve months	1,061	940	4,620	4,675

Adjusted net income, non-GAAP	$2,361	$2,092	$10,284	$10,406

Adjusted net income, non-GAAP allocated to participating securities – diluted	51	47	229	233

Adjusted net income, non-GAAP applicable to common shareholders – diluted	$2,310	$2,045	$10,055	$10,173

Diluted adjusted income per common share, non-GAAP:	$0.08	$0.07	$0.36	$0.37

Diluted-weighted average common shares outstanding:	28,208	27,357	27,698	27,411

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP. In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies. Non-GAAP adjusted net income and adjusted income per common share excludes the gain on sale of Medafor investment, the other than temporary investment impairment related to ValveXchange, and expenses for business development activities, including the Company’s transaction and integration costs primarily associated with the acquisition of Hemosphere. The above non-GAAP items have been calculated using an effective tax rate of 31% for all periods. The Company believes that this non-GAAP presentation provides useful information to investors regarding unusual non-operating transactions and the operating expense structure of the Company’s existing and recently acquired operations, without regard to its ongoing efforts to acquire additional complementary products and businesses and the transaction costs incurred in connection with recently acquired businesses. The Company does, however, expect to incur similar types of business development expenses in the future, and this non-GAAP financial information should not be viewed as a promise or indication that these types of expenses will not recur.